Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS SECOND QUARTER 2023
RESULTS, INCREASES PRODUCTION GUIDANCE AND
DECREASES CAPITAL EXPENDITURE GUIDANCE

DALLAS, Texas, July 25, 2023 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the second quarter of 2023. A short slide presentation summarizing the highlights of Matador’s second quarter 2023 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Management Summary Comments

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “Thank you for your support during this year’s annual meeting and throughout our history. We enjoyed seeing many of you shareholders and other friends at our annual shareholder meeting in June where we celebrated the 40-year anniversary of Matador and its predecessors (see Slide A). Your Board, management and staff are all dedicated to Matador’s progress and continuing to provide value for our stakeholders. Along those lines, we are pleased to announce results for another quarter where we have met or exceeded earnings guidance – our 36th quarter in a row, which makes nine years straight that we have achieved this accomplishment (see Slide B). We also reduced our bank debt as we increased production.

“Notably, we had record production during the second quarter largely due to the success of our 2022 and 2023 drilling program and the successful integration of Advance Energy Partners Holdings, LLC (“Advance”), which we acquired in April 2023. The Advance assets continue to perform better than we had expected, which has allowed us to increase our production guidance for 2023 and sets us up for an even better 2024. For additional information regarding our operational and financial results in the second quarter of 2023 and adjustments to our 2023 guidance, please see the set of seven slides identified as ‘Chairman’s Remarks’ (Slides A through G) on our website.

Stronger than Expected Results in Second Quarter 2023

“Our results for the second quarter of 2023 were above our expectations both operationally and financially. The second quarter of 2023 was the best production quarter in Matador’s history as we averaged more than 130,000 barrels of oil and natural gas equivalent (“BOE”) production per day. This record production was 3% better than our previous expectation of approximately 126,500 BOE per day and 23% better than our first quarter 2023 production of 106,654 BOE per day (see Slide C). The outperformance was primarily attributable to better-than-expected production from the Advance assets, higher-than-expected natural gas production from non-operated assets in the Haynesville shale in Louisiana and outperformance of our Rodney Robinson leasehold wells in Lea County, New Mexico, including the eight new Rodney Robinson wells turned to sales in the first quarter of 2023.

“In addition to the better-than-expected production during the second quarter of 2023, we also had lower-than-expected drilling, completing and equipping (“D/C/E”) capital expenditures of approximately $310 million, which was 14% better than our previous budgeted expectation of $358 million. In addition, our midstream capital expenditures were approximately $12 million, which was 71% better than our prior budgeted expectation of $41 million. These lower capital expenditures are primarily due to capital and operational efficiency savings that we were able to implement with regard to the Advance assets and our legacy operations and the timing of our planned projects near the end of the second quarter and into the third quarter of 2023 for both our exploration and production and our midstream businesses. These efficiency savings allowed us to reduce our bank debt by $140 million since closing the Advance acquisition and lower our leverage ratio to 1.0x as of June 30, 2023 (see Slide D).

“Meanwhile, we remain on track to produce over 140,000 BOE per day during the fourth quarter of 2023, which would result in 40% production growth during 2023 (see Slide C).

Successful Integration of the Advance Acquisition

“We closed on the Advance acquisition in April 2023 and immediately began implementing cost savings strategies in both our drilling and completion operations in addition to optimizing day-to-day operations leading to anticipated reductions in lease operating expenses. At the closing of the Advance acquisition, we took over completion operations on 21 wells that are expected to be turned to sales in the second half of 2023 as well as drilling operations on 21 wells that are expected to be turned to sales in the first half of 2024. The oversight of Matador’s MAXCOM Operations Center and other drilling efficiencies on the wells being drilled helped to improve well performance and at the same time helped to reduce key service costs by more than 10%. We also began using dual-fuel and simultaneous fracturing operations on the remaining drilled but uncompleted (DUC) wells, saving between $250,000 and $350,000 per well. To further increase production from the Advance assets, our operations team has successfully performed workovers on several of the acquired wells. We anticipate further cost savings associated with facility consolidation that we expect to complete in the third quarter of 2023. The integration of Advance also increased our total proved oil and natural gas reserves to 455 million BOE as of June 30, 2023, which is another all-time high for Matador (see Slide E).

Midstream Expansion

“Another key targeted goal for us in 2023 is to take steps to increase the ‘flow assurance’ of our natural gas production in the Delaware Basin. Our Pronto midstream natural gas gathering and processing system that we acquired a year ago provides this kind of strategic value to Matador. The Pronto system, with its cryogenic natural gas processing plant that has a designed inlet capacity of 60 million cubic feet of natural gas per day, assures additional flow capacity for our Advance acreage as well as our other acreage in northern Lea County, New Mexico (see Slide F). Pronto’s natural gas gathering and processing system has already successfully been connected to more than 15 of Matador’s wells in northern Lea County, and we expect to connect the Advance assets to Pronto’s system late this year or early next year. In addition, because of our expectations regarding the development of the Advance acreage and our other acreage in northern Lea County as well as third-party natural gas gathering and processing opportunities in the area, we plan to further expand our processing capacity by adding an additional cryogenic natural gas processing plant with a designed inlet capacity of 200 million cubic feet of natural gas per day. We are currently evaluating whether to include a partner in building the processing plant. We look forward to the continued expansion of our midstream business on a selective basis to ensure flow assurance for our production and take advantage of third-party opportunities as such opportunities may arise.
Updating 2023 Guidance — Production Up and Costs Down

“Due to the better-than-expected well performance across both Matador’s legacy assets and the recently-acquired Advance assets, we are increasing our 2023 production guidance. We are increasing the midpoint of our 2023 total oil production guidance from 26.85 million barrels of oil to 27.15 million barrels of oil and increasing the midpoint of our 2023 total natural gas production guidance from 110.7 billion cubic feet of natural gas to 117.0 billion cubic feet of natural gas. As a result, we are increasing the midpoint of our 2023 total oil and natural gas equivalent production guidance from 45.30 million BOE to 46.65 million BOE.

“We also anticipate decreased D/C/E costs for the remainder of 2023 and into 2024. Our long-term relationships with our vendors have been beneficial as we have begun to see service costs peaking across the board. Combining these overall peaking service costs with our capital and operational efficiencies, which include faster drilling and completion times, dual-fuel fracturing fleets, simultaneous and remote fracturing operations and the use of existing facilities, should position us well to increase production while still reducing costs. We expect that these capital and operational efficiencies and service cost decreases will result in well cost savings of $25.0 to $30.0 million for the remainder of 2023 as compared to our prior expectations. As a result, we currently expect our drilling and completion costs for full-year 2023 to average $1,100 per completed lateral foot, which is a decrease from our prior expectation of $1,125 per completed lateral foot. We expect to continue to realize additional benefits from our capital and operational efficiencies and decreased service costs in 2024 and beyond.

“As a result of increased capital and operational efficiencies, the peaking service cost environment and adjustments to our operating plan for the remainder of 2023, we are decreasing the midpoint of our D/C/E capital expenditure guidance from $1.25 billion to $1.16 billion and decreasing the midpoint of our total capital expenditure guidance from $1.425 billion to $1.335 billion.

“Following the closing of the Advance acquisition, we continued operating the one drilling rig Advance had been operating. We subsequently released this drilling rig in anticipation of picking up a new “super-spec” drilling rig that would be better suited to Matador’s planned drilling operations. We currently plan to operate just seven drilling rigs for the remainder of 2023. Due to the various work by our drilling and completions teams to increase our capital and operational efficiencies, we expect to turn to sales the same number of operated wells in 2023 as we had previously planned and continue to expect to produce 143,000 BOE per day at the midpoint of our guidance for the fourth quarter of 2023 despite dropping the eighth drilling rig. We will continue to evaluate when to add back an eighth drilling rig depending on our realization of decreased service costs, capital and operational efficiencies, the prices of oil and natural gas and our various drilling and acquisition opportunities.

“In addition to capital expenditure savings, we anticipate lower per unit lease operating expenses during the remainder of 2023. As expected, the lease operating expenses for the Advance assets as well as our other Lea County assets have been higher than our historical lease operating expenses. We have mitigated this increase, however, by targeting improvements in workover, supervision and repair and maintenance costs. As a result, we are decreasing the midpoint of our expected 2023 lease operating expenses from $5.50 per BOE to $5.25 per BOE. The Board and I congratulate our office and field production staff for their good work that has allowed us to reduce our expected lease operating expenses for 2023, another targeted goal of Matador bearing fruit, so to speak.

Looking Ahead — Debt Reduction

“We are pleased to increase our production guidance while also decreasing our expected costs for the year and reducing our bank debt. In fact, we have repaid $140 million of borrowings under our reserves-based lending credit agreement (the “RBL credit agreement”) since we closed on the Advance acquisition in April. As a result, we have $560 million in borrowings under the RBL credit agreement as of July 25, 2023. Our leverage ratio was 1.0x as of June 30, 2023, and we expect our leverage ratio to remain 1.0x or less for the remainder of 2023. We plan to prioritize repaying the borrowings under our RBL credit agreement during 2023 and into 2024 while also paying dividends to our shareholders and continuing to evaluate potential bolt-on acquisitions (see Slide G).

“As we celebrate Matador’s 40-year history during 2023, we remain committed to continuing to create value for Matador and its stakeholders for many years to come. The Board, management team and I would like to thank our staff, shareholders, bondholders and others, including our long-time vendors, that have helped us integrate the Advance acquisition and achieve these strong results. With these relationships, we anticipate a strong finish to 2023 and are looking forward to the opportunities in front of us in 2024.”

Second Quarter 2023 Matador Operational and Financial Highlights
(for comparisons to last year, please see the remainder of this press release)
•Average production of 130,683 BOE per day (76,345 barrels of oil per day)
•Net cash provided by operating activities of $449.0 million
•Adjusted Free Cash Flow of $77.7 million
•Net income of $164.7 million, or $1.37 per diluted common share
•Adjusted net income of $170.1 million, or adjusted earnings of $1.42 per diluted common share
•Adjusted EBITDA of $423.3 million
•San Mateo net income of $25.4 million
•San Mateo Adjusted EBITDA of $42.7 million
•D/C/E capital expenditures of $309.6 million
•Midstream capital expenditures of $11.7 million

All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, adjusted net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Full-Year 2023 Guidance Update and Year-Over-Year Comparisons

As shown in the table below, effective July 25, 2023, Matador raised the midpoint of its full-year 2023 guidance estimates for oil, natural gas and total oil equivalent production and lowered its estimates for full-year 2023 D/C/E capital expenditures, which were originally provided on February 21, 2023. In addition, Matador affirmed its estimates for midstream capital expenditures.

	2023 Guidance Ranges
Guidance Metric	Actual 2022 Results	February 21, 2023(1)	% YoY Change(2)	July 25, 2023	% YoY Change(2)
Total Oil Production, million Bbl(3)	21.9	26.4 to 27.3	+22%	26.8 to 27.5	+24%
Total Natural Gas Production, Bcf(4)	99.3	107.7 to 113.7	+11%	114.0 to 120.0	+18%
Total Oil Equivalent Production, million BOE(5)	38.5	44.35 to 46.25	+18%	45.8 to 47.5	+21%
D/C/E CapEx(6), millions	$773	$1,180 to $1,320	+62%	$1,100 to $1,220	+50%
Midstream CapEx(7), millions	$44	$150 to $200	+298%	$150 to $200	+298%
Total D/C/E and Midstream CapEx, millions	$817	$1,330 to $1,520	+74%	$1,250 to $1,420	+64%
(1) As provided on February 21, 2023. The Company pointed to the high end of total oil equivalent production guidance on April 25, 2023.
(2) Represents percentage change from 2022 actual results to the midpoint of the updated 2023 guidance range.
(3) One barrel of oil.
(4) One billion cubic feet of natural gas.
(5) One barrel of oil equivalent, estimated using a conversion factor of one barrel of oil per six thousand standard cubic feet of natural gas.
(6) Capital expenditures associated with drilling, completing and equipping wells.
(7) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects, including projects completed by Pronto. Excludes the acquisition cost of Pronto in 2022 and Advance’s midstream assets in 2023.

Operational and Financial Update

Second Quarter 2023 Oil, Natural Gas and Total Oil Equivalent Production Above Expectations

Matador’s average daily oil and natural gas production was 130,683 BOE per day in the second quarter of 2023, which was a 23% sequential increase from 106,654 BOE in the first quarter of 2023 and an 18% year-over-year increase from 110,750 BOE per day in the second quarter of 2022. Matador’s production for the second quarter of 2023 of 130,683 BOE per day exceeded its expectations for the quarter of a range from 125,500 to 127,500 BOE per day, as summarized in the table below. The primary drivers behind this outperformance were better-than-expected production from the Advance assets following the acquisition of Advance in April, higher-than-expected natural gas production from non-operated assets in the Haynesville shale in Louisiana and outperformance of Matador’s Rodney Robinson leasehold, including the eight wells turned to sales in the first quarter of 2023.

Production	Q2 2023 Average Daily Volume	Q2 2023 Guidance Range(1)	Difference (2)	Sequential (3)	YoY (4)
Total, BOE per day	130,683	125,500 to 127,500	+3% Better than Guidance	+23%	+18%
Oil, Bbl per day	76,345	75,000 to 76,000	+1% Better than Guidance	+30%	+19%
Natural Gas, MMcf per day	326.0	304.0 to 308.0	+7% Better than Guidance	+14%	+17%

(1) Production range previously projected, as provided April 25, 2023.

(2) As compared to midpoint of guidance provided on April 25, 2023.
(3) Represents sequential percentage change from the first quarter of 2023.
(4) Represents year-over-year percentage change from the second quarter of 2022.

Second Quarter 2023 Wells Turned to Sales

During the second quarter of 2023, Matador turned to sales 27 gross (20.6 net) operated horizontal wells with an average completed lateral length of approximately 9,600 feet. The table below provides a summary of Matador’s operated and non-operated activity in the second quarter of 2023.

Second Quarter 2023 Quarterly Well Count
	Operated		Non-Operated		Total		Gross Operated and Non-Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Western Antelope Ridge (Rodney Robinson)	—	—	—	—	—	—	No wells turned to sales in Q2 2023
Antelope Ridge	4	3.4	10	0.8	14	4.2	4-1BS, 5-2BS, 1-3BS, 3-WC A, 1-WC B
Arrowhead	—	—	5	0.3	5	0.3	3-2BS, 2-3BS
Ranger	11	6.5	2	0.2	13	6.7	3-1BS, 8-2BS, 2-3BS
Rustler Breaks	4	2.7	4	0.6	8	3.3	3-2BS, 3-WC A, 2-WC B
Stateline	8	8.0	4	0.2	12	8.2	4-AVLN, 4-WC A, 4-WC B
Wolf/Jackson Trust	—	—	3	0.1	3	0.1	3-WC A
Delaware Basin	27	20.6	28	2.2	55	22.8
South Texas	—	—	—	—	—	—	No wells turned to sales in Q2 2023
Haynesville Shale	—	—	—	—	—	—	Royalty interests in five non-operated wells in Q2 2023
Total	27	20.6	28	2.2	55	22.8

Note: WC = Wolfcamp; BS = Bone Spring; AVLN = Avalon; For example, 4-1BS indicates four First Bone Spring completions and 3-WC A indicates four Wolfcamp A completions. Any “0.0” values in the table above suggest a net working interest of less than 5%, which does not round to 0.1.

Second Quarter 2023 Realized Commodity Prices

The following table summarizes Matador’s realized commodity prices during the second quarter of 2023, as compared to the first quarter of 2023 and the second quarter of 2022. Despite the drop in commodity prices and the higher lease operating expenses, Matador still earned a profit for the second quarter of 2023 of $164.7 million in net income, or $1.37 per diluted common share, and Adjusted EBITDA for the second quarter of 2023 of $423.3 million, both as a result of higher-than-expected production and lower-than-expected general and administrative expenses and plant and other midstream services operating expenses.

	Sequential (Q2 2023 vs. Q1 2023)			YoY (Q2 2023 vs. Q2 2022)
Realized Commodity Prices	Q2 2023	Q1 2023	Sequential Change(1)	Q2 2023	Q2 2022	YoY Change(2)

Oil Prices, per Bbl	$73.46	$75.74	Down 3%	$73.46	$111.06	Down 34%
Natural Gas Prices, per Mcf	$2.61	$3.93	Down 34%	$2.61	$9.57	Down 73%
(1) Second quarter 2023 as compared to first quarter 2023.
(2) Second quarter 2023 as compared to second quarter 2022.

Second Quarter 2023 Operating Expenses

During the second quarter of 2023, Matador expected an increase to its lease operating expenses as a result of the closing of the Advance acquisition in April as well as increases in vendor and lease operator expenses. Accordingly,

Matador’s total lease operating expenses were $5.13 per BOE during the second quarter, which was an 11% sequential increase from $4.63 per BOE in the first quarter of 2023 and a 30% year-over-year increase from $3.95 per BOE in the second quarter of 2022. The second quarter 2023 lease operating expenses were better than expected as Matador was able to mitigate certain of the increases in expenses incurred by targeting improvements in workover, supervision and repair and maintenance costs. As a result of these cost savings, Matador is decreasing its expected full-year 2023 lease operating expenses from $5.25 to $5.75 per BOE to $5.00 to $5.50 per BOE.

Matador’s general and administrative expenses decreased 4% sequentially from $2.34 per BOE in the first quarter of 2023 to $2.25 per BOE in the second quarter of 2023. This is also better than Matador expected as general and administrative expenses for full-year 2023 were expected to range from $2.50 to $3.50 per BOE. Matador now expects lower full-year 2023 general and administrative expenses to range from $2.25 to $3.25 per BOE.

During the second quarter of 2023, Matador’s plant and other midstream services operating expenses, which include the costs to operate San Mateo’s and Pronto’s midstream assets, were $2.58 per BOE, a 20% decrease from $3.23 per BOE in the first quarter of 2023. The first quarter of 2023 included non-recurring, one-time repair and maintenance costs for Pronto’s Marlan cryogenic natural gas processing plant and gathering system. Matador continues to expect full year 2023 plant and other midstream services operating expenses to range from $2.50 to $3.00 per BOE. Matador continues to make efforts to reduce all of these types of operating expenses.

Second Quarter 2023 Capital Expenditures

Matador’s D/C/E and midstream capital expenditures were significantly lower than expected for the second quarter of 2023 as set forth in the table below. These lower capital expenditures are primarily due to capital and operational efficiency savings that the Company was able to implement with regard to the Advance assets and its legacy operations and the timing of its planned projects near the end of the second quarter and into the third quarter for both Matador’s exploration and production and its midstream businesses.

Q2 2023 Capital Expenditures ($ millions)	Actual	Guidance(1)	Difference vs. Guidance(2)
D/C/E	$309.6	$358.0	14% less than estimated
Midstream	$11.7	$41.0	71% less than estimated
(1) Midpoint of guidance as provided on April 25, 2023.
(2) As compared to the midpoint of guidance provided on April 25, 2023.

Midstream Update

San Mateo’s operations in the second quarter of 2023 were highlighted by better-than-expected operating and financial results. These strong results reflect better-than-expected volumes delivered by third party customers into the San Mateo system. San Mateo’s net income of $25.4 million and Adjusted EBITDA of $42.7 million were better than expected, although both results were less than the first quarter 2023 results primarily due to Matador’s increased focus on Lea County, New Mexico during 2023 and expected shut-ins at Matador’s Stateline asset area due to completing the eight new Stateline wells during the second quarter of 2023.

Operationally, San Mateo’s natural gas processing volumes in the second quarter of 2023 were an all-time quarterly high. The table below sets forth San Mateo’s throughput volumes, as compared to the first quarter of 2023 and the second quarter of 2022. The volumes in the table do not include the full quantity of volumes that would have otherwise been delivered by certain San Mateo customers subject to minimum volume commitments (although partial deliveries were made), but for which San Mateo recognized revenues.

	Sequential (Q2 2023 vs. Q1 2023)			YoY (Q2 2023 vs. Q2 2022)
San Mateo Throughput Volumes	Q2 2023	Q1 2023	Change(1)	Q2 2023	Q2 2022	Change(2)

Natural gas gathering, MMcf per day	331	333	-1%	331	293	+13%
Natural gas processing, MMcf per day	373	352	+6%	373	292	+28%
Oil gathering and transportation, Bbl per day	41,400	41,900	-1%	41,400	51,200	-19%
Produced water handling, Bbl per day	335,000	373,000	-10%	335,000	348,000	-4%
(1) Second quarter 2023 as compared to first quarter 2023.
(2) Second quarter 2023 as compared to second quarter 2022.

Third and Fourth Quarter 2023 Estimates

Third and Fourth Quarter 2023 Estimated Oil, Natural Gas and Total Oil Equivalent Production Growth

As noted in the table below, Matador anticipates its average daily oil equivalent production of 130,683 BOE per day in the second quarter of 2023 to remain flat with a midpoint of approximately 130,500 BOE per day in the third quarter of 2023 and increase to a midpoint of approximately 143,000 BOE per day in the fourth quarter of 2023.

	Q2, Q3 and Q4 2023 Production Comparison
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day	% Oil
Q2 2023(1)	130,683	76,345	326.0	58%
Q3 2023E	129,500 to 131,500	75,500 to 76,500	324.0 to 330.0	58%
Q4 2023E	142,000 to 144,000	85,500 to 86,500	339.0 to 345.0	60%
(1) Includes volumes from the Advance acquisition after closing on April 12, 2023.

Second Half 2023 Estimated Wells Turned to Sales

At July 25, 2023, Matador expects to turn to sales 67 gross (53.0 net) operated horizontal wells in the Delaware Basin during the second half of 2023, consisting of 25 gross (24.4 net) wells in the Ranger asset area, four gross (2.6 net) wells in the Antelope Ridge asset area, 17 gross (9.6 net) wells in the Arrowhead asset area, eight gross (5.2 net) wells in the Rustler Breaks asset area and 13 gross (11.2 net) wells in the Wolf asset area. The Company expects the average completed lateral length of these wells to be approximately 9,900 feet.

Third Quarter 2023 Estimated Capital Expenditures

Matador began 2023 operating seven drilling rigs in the Delaware Basin. Following the closing of the Advance acquisition on April 12, 2023, Matador continued operating the drilling rig that Advance had been operating. Near the end of June 2023, Matador released this eighth operated drilling rig and continued operating seven drilling rigs in the Delaware Basin. Matador currently plans to operate seven drilling rigs for the remainder of 2023. Not only is the release of the eighth drilling rig expected to save capital expenditures, but also Matador still expects to achieve its goals for oil and natural gas production and its goals for number of wells drilled and turned to sales in 2023. At July 25, 2023, the Company expects D/C/E capital expenditures for the third quarter of 2023 will be approximately $300 million and midstream capital expenditures to be approximately $90 million.

Conference Call Information

The Company will host a live conference call on Wednesday, July 26, 2023, at 10:00 a.m. Central Time to review its second quarter 2023 operational and financial results. To access the live conference call by phone, you can use the following link https://register.vevent.com/register/BIb6191e11f59a4d72868b56486df15362 and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits, opportunities and results with respect to the Advance acquisition, including any expected value creation, reserves additions, midstream opportunities and other anticipated impacts from the Advance acquisition, as well as other aspects of the transaction, guidance, projected or forecasted financial and operating results, future liquidity, leverage, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, disruption from the Advance acquisition making it more difficult to maintain business and operational relationships; significant transaction costs associated with the Advance acquisition; the risk of litigation and/or regulatory actions related to the Advance acquisition, as well as the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of the Company’s midstream oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on the Company’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, available borrowing capacity under its revolving credit facilities and otherwise; the operating results of and the availability of any potential distributions from our joint ventures; weather and environmental conditions; the ongoing impact of the novel coronavirus, or COVID-19, or variants thereof, on oil and natural gas demand, oil and natural gas prices and its business; and the other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Vice President - Investor Relations
(972) 371-5225
investors@matadorresources.com

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
Net Production Volumes:(1)
Oil (MBbl)(2)	6,947	5,305	5,855
Natural gas (Bcf)(3)	29.7	25.8	25.3
Total oil equivalent (MBOE)(4)	11,892	9,599	10,078
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	76,345	58,941	64,339
Natural gas (MMcf/d)(6)	326.0	286.3	278.5
Total oil equivalent (BOE/d)(7)	130,683	106,654	110,750
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$73.46	$75.74	$111.06
Oil, with realized derivatives (per Bbl)	$73.46	$75.74	$105.21
Natural gas, without realized derivatives (per Mcf)(8)	$2.61	$3.93	$9.57
Natural gas, with realized derivatives (per Mcf)	$2.51	$4.07	$8.51
Revenues (millions):
Oil and natural gas revenues	$587.9	$502.9	$892.8
Third-party midstream services revenues	$30.1	$26.5	$21.9
Realized (loss) gain on derivatives	$(3.1)	$3.7	$(61.2)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$5.21	$5.78	$8.50
Lease operating	$5.13	$4.63	$3.95
Plant and other midstream services operating	$2.58	$3.23	$2.18
Depletion, depreciation and amortization	$14.93	$13.16	$11.91
General and administrative(9)	$2.25	$2.34	$2.42
Total(10)	$30.10	$29.14	$28.96
Other (millions):
Net sales of purchased natural gas(11)	$4.8	$5.8	$3.6

Net income (millions)(12)	$164.7	$163.1	$415.7
Earnings per common share (diluted)(12)	$1.37	$1.36	$3.47
Adjusted net income (millions)(12)(13)	$170.1	$180.0	$415.6
Adjusted earnings per common share (diluted)(12)(14)	$1.42	$1.50	$3.47
Adjusted EBITDA (millions)(12)(15)	$423.3	$365.2	$663.8
Net cash provided by operating activities (millions)(16)	$449.0	$339.5	$646.3
Adjusted free cash flow (millions)(12)(17)	$77.7	$57.2	$453.8

San Mateo net income (millions)(18)	$25.4	$32.2	$41.8
San Mateo Adjusted EBITDA (millions)(15)(18)	$42.7	$48.7	$52.9
San Mateo net cash provided by operating activities (millions)(18)	$17.3	$53.6	$49.9
San Mateo adjusted free cash flow (millions)(16)(17)(18)	$20.6	$31.7	$33.4

D/C/E capital expenditures (millions)	$309.6	$294.8	$143.0
Midstream capital expenditures (millions)(19)	$11.7	$8.7	$8.9
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.33, $0.24 and $0.40 per BOE of non-cash, stock-based compensation expense in the second quarter of 2023, the first quarter of 2023 and the second quarter of 2022, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.

(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at either the San Mateo or Pronto cryogenic natural gas processing plants and subsequently sells the residue natural gas and natural gas liquids (“NGL”) to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $31.9 million, $34.3 million and $60.0 million less expenses of $27.1 million, $28.4 million and $56.4 million in the second quarter of 2023, the first quarter of 2023 and the second quarter of 2022, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects, including projects completed by Pronto.

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash	$22,303	$505,179
Restricted cash	43,535	42,151
Accounts receivable
Oil and natural gas revenues	201,612	224,860
Joint interest billings	220,126	180,947
Other	39,013	48,011
Derivative instruments	—	3,930
Lease and well equipment inventory	30,848	15,184
Prepaid expenses and other current assets	76,966	51,570
Total current assets	634,403	1,071,832
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	8,857,450	6,862,455
Unproved and unevaluated	1,207,186	977,502
Midstream properties	1,153,915	1,057,668
Other property and equipment	36,810	32,847
Less accumulated depletion, depreciation and amortization	(4,816,115)	(4,512,275)
Net property and equipment	6,439,246	4,418,197
Other assets
Other long-term assets	58,689	64,476
Total assets	$7,132,338	$5,554,505
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$75,275	$58,848
Accrued liabilities	350,343	261,310
Royalties payable	137,795	117,698
Amounts due to affiliates	17,163	32,803
Derivative instruments	11,796	—
Advances from joint interest owners	47,378	52,357
Other current liabilities	47,222	52,857
Total current liabilities	686,972	575,873
Long-term liabilities
Borrowings under Credit Agreement	560,000	—
Borrowings under San Mateo Credit Facility	460,000	465,000
Senior unsecured notes payable	1,182,718	695,245
Asset retirement obligations	63,246	52,985
Deferred income taxes	545,415	428,351
Other long-term liabilities	16,557	19,960
Total long-term liabilities	2,827,936	1,661,541
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 119,272,719 and 118,953,381 shares issued; and 119,147,205 and 118,948,624 shares outstanding, respectively	1,192	1,190
Additional paid-in capital	2,106,987	2,101,999
Retained earnings	1,299,753	1,007,642
Treasury stock, at cost, 125,514 and 4,757 shares, respectively	(5,076)	(34)
Total Matador Resources Company shareholders’ equity	3,402,856	3,110,797
Non-controlling interest in subsidiaries	214,574	206,294
Total shareholders’ equity	3,617,430	3,317,091
Total liabilities and shareholders’ equity	$7,132,338	$5,554,505

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues
Oil and natural gas revenues	$587,917	$892,769	$1,090,826	$1,519,284
Third-party midstream services revenues	30,075	21,886	56,586	39,192
Sales of purchased natural gas	31,898	60,008	66,152	79,347
Realized (loss) gain on derivatives	(3,148)	(61,163)	521	(83,602)
Unrealized (loss) gain on derivatives	(8,659)	30,430	(15,726)	(44,599)
Total revenues	638,083	943,930	1,198,359	1,509,622
Expenses
Production taxes, transportation and processing	61,991	85,658	117,477	145,477
Lease operating	61,043	39,857	105,450	73,812
Plant and other midstream services operating	30,657	22,014	61,702	41,475
Purchased natural gas	27,103	56,440	55,551	73,461
Depletion, depreciation and amortization	177,514	120,024	303,839	215,877
Accretion of asset retirement obligations	792	517	1,491	1,060
General and administrative	26,715	24,431	49,148	54,164
Total expenses	385,815	348,941	694,658	605,326
Operating income	252,268	594,989	503,701	904,296
Other income (expense)
Net loss on impairment	(202)	—	(202)	(198)
Interest expense	(34,229)	(18,492)	(50,405)	(34,744)
Other income (expense)	16,564	(4,342)	16,903	(4,486)
Total other expense	(17,867)	(22,834)	(33,704)	(39,428)
Income before income taxes	234,401	572,155	469,997	864,868
Income tax provision (benefit)
Current	(4,929)	36,261	—	51,670
Deferred	62,235	99,699	113,978	152,818
Total income tax provision	57,306	135,960	113,978	204,488
Net income	177,095	436,195	356,019	660,380
Net income attributable to non-controlling interest in subsidiaries	(12,429)	(20,477)	(28,223)	(37,538)
Net income attributable to Matador Resources Company shareholders	$164,666	$415,718	$327,796	$622,842
Earnings per common share
Basic	$1.38	$3.52	$2.75	$5.28
Diluted	$1.37	$3.47	$2.73	$5.20
Weighted average common shares outstanding
Basic	119,183	118,103	119,109	118,027
Diluted	119,842	119,903	119,856	119,857

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating activities
Net income	$177,095	$436,195	$356,019	$660,380
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized loss (gain) on derivatives	8,659	(30,430)	15,726	44,599
Depletion, depreciation and amortization	177,514	120,024	303,839	215,877
Accretion of asset retirement obligations	792	517	1,491	1,060
Stock-based compensation expense	3,931	4,063	6,221	7,077
Deferred income tax provision	62,235	99,699	113,978	152,818
Amortization of debt issuance cost and other debt-related costs	2,057	263	2,895	1,206
Other non-cash changes	(15,682)	—	(15,682)	198
Changes in operating assets and liabilities
Accounts receivable	15,501	(85,678)	56,407	(211,023)
Lease and well equipment inventory	(2,814)	(751)	(7,237)	(829)
Prepaid expenses and other current assets	(7,607)	(6,921)	(24,124)	(14,717)
Other long-term assets	2,037	130	2,072	227
Accounts payable, accrued liabilities and other current liabilities	11,639	36,160	(28,232)	30,492
Royalties payable	9,709	48,228	10,085	56,539
Advances from joint interest owners	4,826	2,188	(4,979)	857
Income taxes payable	(2,400)	22,761	(1,677)	38,170
Other long-term liabilities	1,519	(146)	1,709	(7,675)
Net cash provided by operating activities	449,011	646,302	788,511	975,256
Investing activities
Drilling, completion and equipping capital expenditures	(315,367)	(182,064)	(539,511)	(389,893)
Acquisition of Advance	(1,528,427)	—	(1,608,427)	—
Acquisition of oil and natural gas properties	(32,034)	(29,353)	(55,897)	(73,114)
Midstream capital expenditures	(18,730)	(16,318)	(32,871)	(28,310)
Acquisition of midstream assets	—	(75,816)	—	(75,816)
Expenditures for other property and equipment	(709)	(58)	(2,478)	(283)
Proceeds from sale of assets	—	34,501	451	46,412
Net cash used in investing activities	(1,895,267)	(269,108)	(2,238,733)	(521,004)
Financing activities
Purchase of senior unsecured notes	—	(142,404)	—	(142,404)
Repayments of borrowings under Credit Agreement	(2,190,000)	(90,000)	(2,190,000)	(300,000)
Borrowings under Credit Agreement	2,750,000	40,000	2,750,000	200,000
Repayments of borrowings under San Mateo Credit Facility	(53,000)	(40,000)	(108,000)	(70,000)
Borrowings under San Mateo Credit Facility	38,000	55,000	103,000	105,000
Cost to amend credit facilities	—	(506)	(8,645)	(506)
Proceeds from issuance of senior unsecured notes	494,800	—	494,800	—
Cost to issue senior unsecured notes	(8,255)	—	(8,255)	—
Dividends paid	(17,917)	(5,878)	(35,685)	(11,744)
Contributions related to formation of San Mateo	—	—	14,700	22,750
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	24,500	—	24,500	—
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(25,333)	(26,460)	(44,443)	(44,835)
Taxes paid related to net share settlement of stock-based compensation	(3,881)	(4,668)	(22,790)	(16,852)
Other	(248)	(152)	(452)	(298)
Net cash provided by (used in) financing activities	1,008,666	(215,068)	968,730	(258,889)
Change in cash and restricted cash	(437,590)	162,126	(481,492)	195,363
Cash and restricted cash at beginning of period	503,428	120,157	547,330	86,920
Cash and restricted cash at end of period	$65,838	$282,283	$65,838	$282,283

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring transaction costs for certain acquisitions, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on impairment. Adjusted EBITDA is not a measure of net income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2023	2023	2022
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$164,666	$163,130	$415,718
Net income attributable to non-controlling interest in subsidiaries	12,429	15,794	20,477
Net income	177,095	178,924	436,195
Interest expense	34,229	16,176	18,492
Total income tax provision	57,306	56,672	135,960
Depletion, depreciation and amortization	177,514	126,325	120,024
Accretion of asset retirement obligations	792	699	517
Unrealized loss (gain) on derivatives	8,659	7,067	(30,430)
Non-cash stock-based compensation expense	3,931	2,290	4,063
Net loss on impairment	202	—	—
(Income) expense related to contingent consideration and other	(15,577)	942	4,889
Consolidated Adjusted EBITDA	444,151	389,095	689,710
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(20,900)	(23,871)	(25,916)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$423,251	$365,224	$663,794

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2023	2023	2022
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$449,011	$339,500	$646,302
Net change in operating assets and liabilities	(32,410)	28,386	(15,971)
Interest expense, net of non-cash portion	32,172	15,338	18,229
Current income tax (benefit) provision	(4,929)	4,929	36,261
Other non-recurring expense	307	942	4,889
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(20,900)	(23,871)	(25,916)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$423,251	$365,224	$663,794

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2023	2023	2022
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$25,365	$32,232	$41,789
Depletion, depreciation and amortization	8,675	8,457	8,041
Interest expense	8,533	7,948	2,990
Accretion of asset retirement obligations	80	80	69
Adjusted EBITDA	$42,653	$48,717	$52,889

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2023	2023	2022
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$17,326	$53,635	$49,902
Net change in operating assets and liabilities	17,043	(12,617)	250
Interest expense, net of non-cash portion	8,284	7,699	2,737
Adjusted EBITDA	$42,653	$48,717	$52,889

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring income or expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$164,666	$163,130	$415,718
Total income tax provision	57,306	56,672	135,960
Income attributable to Matador Resources Company shareholders before taxes	221,972	219,802	551,678
Less non-recurring and unrealized charges to income before taxes:
Unrealized loss (gain) on derivatives	8,659	7,067	(30,430)
Net loss on impairment	202	—	—
(Income) expense related to contingent consideration and other	(15,577)	942	4,889
Adjusted income attributable to Matador Resources Company shareholders before taxes	215,256	227,811	526,137
Income tax expense(1)	45,204	47,840	110,489
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$170,052	$179,971	$415,648

Weighted average shares outstanding - basic	119,183	119,034	118,103
Dilutive effect of options and restricted stock units	659	668	1,800
Weighted average common shares outstanding - diluted	119,842	119,702	119,903
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$1.43	$1.51	$3.52
Diluted	$1.42	$1.50	$3.47

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with

GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2023	2023	2022
Net cash provided by operating activities	$449,011	$339,500	$646,302
Net change in operating assets and liabilities	(32,410)	28,386	(15,971)
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(16,841)	(20,099)	(24,574)
Performance incentives received from Five Point	—	14,700	—
Total discretionary cash flow	399,760	362,487	605,757

Drilling, completion and equipping capital expenditures	315,367	224,144	182,064
Midstream capital expenditures	18,730	14,141	16,318
Expenditures for other property and equipment	709	1,769	58
Net change in capital accruals	(5,985)	69,758	(38,250)
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(6,752)	(4,567)	(8,200)
Total accrual-based capital expenditures(3)	322,069	305,245	151,990
Adjusted free cash flow	$77,691	$57,242	$453,767

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2023	2023	2022
Net cash provided by San Mateo operating activities	$17,326	$53,635	$49,902
Net change in San Mateo operating assets and liabilities	17,043	(12,617)	250
Total San Mateo discretionary cash flow	34,369	41,018	50,152

San Mateo capital expenditures	12,006	12,376	16,616
Net change in San Mateo capital accruals	1,774	(3,056)	119
San Mateo accrual-based capital expenditures	13,780	9,320	16,735
San Mateo adjusted free cash flow	$20,589	$31,698	$33,417